Farmer Mac Wins Top Workplaces USA Award

WASHINGTON, D.C., February 8, 2023 — Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing for American agriculture and rural infrastructure, today announced that it has won a 2023 Top Workplaces USA national award, the respected employer recognition program that celebrates organizations across the country that have built exceptional workplace cultures.

Top Workplaces USA award recipients are determined by the results of an anonymous, research-based employee survey conducted by an independent firm. The survey measures and benchmarks employee engagement and sentiment against other organizations across the United States, and the winners are among the country’s best employers with high-performing, people-first cultures. The 2023 Top Workplaces national award marks Farmer Mac’s fifth Top Workplaces award. In 2022, the company was recognized in four Top Workplaces Culture Excellence award categories: Innovation, Employee Appreciation, Compensation & Benefits, and Leadership.

“We are honored to be recognized as one of the top workplaces in the United States, and I sincerely thank our employees for their honest participation in this survey,” said Bradford T. Nordholm, Farmer Mac’s President and CEO. “The drive and determination we see in our employees are paramount in our efforts to fuel growth, innovation, and prosperity in rural America. This award, along with the four Culture Excellence awards we achieved last year, is a gratifying reminder of the importance of supporting and cultivating a team that is passionate about fulfilling our mission and the positive impact their work has on American rural and agricultural communities.”

“At Farmer Mac, we are committed to building a workplace where everyone can be proud of their work and feel motivated every day to deliver exceptional results,” said Kerry Willie, Farmer Mac’s Chief Human Resources Officer. “Cultivating a strong and supportive culture and offering industry-leading benefits is pivotal in attracting and retaining the best and brightest workers. We will continue to focus on supporting our innovative and talented team as we deliver the capital and commitment that rural America deserves.”

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries
        (202) 872-7700

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